                                                                     EXHIBIT 4.7

NEITHER THE SECURITY EVIDENCED BY THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF SAID SECURITIES THAT IS REASONABLY ACCEPTABLE TO THE COMPANY, STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SAID ACT OR THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.


                             COMMON STOCK WARRANT
                                      OF
                              CAIS INTERNET, INC.

     THIS CERTIFIES THAT, subject to the terms and conditions of this Warrant, for the consideration of $1.00, the receipt of which is hereby acknowledged, Microsoft Corporation, a Washington corporation, or its successors and assigns (the "Holder"), is entitled to purchase, at any time and from time to time on or after the date hereof, shares of Common Stock, par value $.01 per share (the "Common Stock"), of CAIS Internet, Inc., a Delaware corporation (the "Company"), from the Company in such number and at such price as determined in accordance with this Warrant.

     Upon delivery of this Warrant (with the Notice of Exercise in the form attached hereto as Exhibit A), together with payment of the Warrant Price (as defined below) for the shares of Common Stock to be issued, which payment may be made by converting this Warrant, or any portion thereof, pursuant to Section 3 below ("Warrant Conversion"), at the principal office of the Company or at such other office or agency as the Company may designate by notice in writing to the Holder hereof, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. All shares of Common Stock that may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect thereto.

     This Warrant is subject to the following terms and conditions:

     1. Term of Warrant. This Warrant may be exercised in whole or in part, at any time and from time to time on or after the date hereof; provided, however,
                                                            --------  -------
that this Warrant shall expire to the extent then unexercised as of 5:00 p.m., eastern time on April 28, 2005.

     2. Number of Warrant Shares. (a) Subject to adjustment from time to time pursuant to Section 2(b) and Section 4 hereof, the Holder may exercise this Warrant with respect to 600,000 shares of Common Stock (or other securities issuable in the event of a reclassification, change, merger or consolidation as set forth in Section 4(a) hereof) (the "Shares").

         (b) Notwithstanding any provisions herein to the contrary, the number of Shares issuable upon the exercise of this Warrant shall be reduced "pro rata" to the extent Microsoft Corporation exercises its "put" option right (the "Put Option") pursuant to Section 8.2 of the Series F Preferred Stock Purchase Agreement between the Company and Microsoft Corporation dated as of April __, 2000. For purposes of this Section 2(b), the "pro rata" reduction shall be based on the percentage of the total number of shares of Series F Convertible Participating Preferred Stock, par value $.01 per share ("Series F Preferred Stock"), which Microsoft Corporation elects to sell to the Company pursuant to the Put Option.

     3. Warrant Price; Cashless Exercise. (a) The exercise price of this Warrant (the "Warrant Price") shall equal $24.00 per share, subject to adjustment from time to time pursuant to Section 4 hereof.

         (b) Notwithstanding any provisions herein to the contrary, if the Net Issue Fair Market Value (as defined below) of one share of Common Stock is greater than the Warrant Price for one share of Common Stock (at the date of calculation, as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

                              CS = WCS (NIFMV-WP)
                                   --------------
                                       NIFMV

     Where:

      CS equals the number of shares of Common Stock to be issued to the Holder;

      WCS equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation);

      NIFMV equals the Net Issue Fair Market Value (as defined below) of one share of Common Stock (at the date of such calculation); and

      WP equals the per share Warrant Price (as adjusted to the date of such calculation pursuant to Section 4) of the Warrant.

As used in this Section 3, the term "Net Issue Fair Market Value" of each Share as of any date shall be the average of the closing sale prices posted in respect of the Common Stock in the NASDAQ Stock Market's automated dealer quotation system (or, as reported on any exchange on which the Common Stock is then trading) for the twenty (20) consecutive trading days ending on the date prior to such exercise.



     4. Adjustment of Number of Shares and Warrant Price. The number and kind of Shares purchasable upon the exercise of the Warrant and the Warrant Price shall be subject to adjustment from time to time in accordance with the following provisions:

         (a) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

              (i) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options granted to employees, vendors, officers, directors and executives of, and consultants or shareholders to, the Company in an amount not exceeding the number of Reserved Employee Shares.

              (ii) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

              (iii) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(c) below, deemed to be issued) by the Company at any time while this Warrant remains outstanding and unexpired, other than Reserved Employee Shares and other than shares of Common Stock issued or issuable:

                    (i)    upon the exercise of Options;

                    (ii) by reason of the issuance of Series D Preferred Stock (as defined below) or Series E Preferred Stock (as defined below) pursuant to the Preferred Stock Purchase Agreement between the Company and CII Ventures LLC, dated as of December 20, 1999;

                    (iii) by reason of the issuance of Series F Preferred Stock, pursuant to the Series F Preferred Stock Purchase Agreement between the Company and Microsoft Corporation dated as of April __, 2000;

                    (iv) by reason of the issuance of Series G Convertible Preferred Stock, par value $.01 per share ("Series G Preferred Stock"), pursuant to the Series G Preferred Stock Purchase Agreement between the Company and 3 Com Corporation, dated as of March 20, 2000;

                    (v) as a dividend or distribution on Series F Preferred Stock, Series G Preferred Stock, Series C Preferred Stock, par value $.01 per share ("Series C Preferred Stock"), Series D Convertible Participating

               Preferred Stock, par value $.01 per share ("Series D Preferred Stock"), Series E Convertible Participating Preferred Stock, par value $.01 per share ("Series E Preferred Stock"), or upon conversion of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock;

                    (iv) pursuant to warrants issued by the Company pursuant to (a) the Common Stock Warrant dated as of October 27, 1999 and the Series C Preferred Stock Purchase Agreement, dated as of September 29, 1999 between the Company and U.S. Telesource, Inc. (the "Qwest Warrant"), (b) the Warrant Agreement dated as of September 4, 1998 among the Company, Cleartel Communications, Inc., CAIS, Inc. and ING (U.S.) Capital Corporation, Inc. (the "ING Warrant Agreement"), (c) the Series A Preferred Stock and Warrant Purchase Agreement dated as of February 19, 1999 among the Company and the several purchasers set forth therein, (d) the Warrant to Purchase Common Stock issued pursuant to the First Amendment to the Master License Agreement, dated as of April 23, 1999, among the Company, CAIS, Inc., and Hilton Hotels Corporation (the "Hilton Warrant"), (e) the Master Agreement for Hotel Internet Service dated as of January 1, 2000, between CAIS, Inc. and Bass Hotels and Resorts, Inc. and (f) the Common Stock Warrant dated as of April __, 2000 for the purchase of up to 900,000 shares of Common Stock (subject to adjustment), issued to Microsoft Corporation;

                    (v) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

                    (vi) to a corporation, partnership or other entity with which the Company is seeking to establish a partnership, joint venture or other business relationship when the total number of shares of Common Stock so issuable or issued does not exceed 1,000,000 shares (as appropriately adjusted for any stock dividends, combinations, splits or the like with respect to shares of Common Stock), provided the Company receives at least 95% of Fair Market Value for such shares;

                    (vii) in connection with any high-yield debt financing undertaken by the Company, not to exceed 2,000,000 shares of Common Stock in the aggregate, provided that the Company receives at least 95% of Fair Market Value for such shares (or, in the case of Convertible Securities, the conversion or exercise price therefor is at least 95% of the Fair Market Value of the Common Stock on the date of issuance of the Convertible Securities;

                    (viii) pursuant to the Agreement and Plan of Merger among
               the Company, Business Anywhere USA, Inc., CIBA Merger Corp., Kim Kao, and Amy Hsiao dated September 7, 1999, including without limitation, the conversion of Business Anywhere options into options to acquire Common Stock and the issuance of shares of Common Stock upon the exercise thereof, not to exceed 288,371 shares of Common Stock in the aggregate;

                    (ix) in connection with the acquisition by the Company of the securities or assets of another corporation, partnership or other entity, provided the Company receives at least 95% of Fair Market Value for such shares; and

                    (x) pursuant to the Agreement and Plan of Merger among the Company, CIAM Corp. and Atcom, Inc. dated August 4, 1999, as amended, including without limitation, the conversion of Atcom options into options to acquire Common Stock as described therein, the issuance of shares of Common Stock upon the exercise thereof and the issuance of Common Stock constituting "Contingent Consideration" as defined therein, not to exceed 2,654,826 shares of Common Stock in the aggregate.

              (iv) "Reserved Employee Shares" shall mean shares of Common Stock issued to employees, officers, directors, shareholders and executives of, and consultants or vendors to, the Company of up to: (i) 5,000,000 shares (as appropriately adjusted for any stock dividends, combinations, splits or the like with respect to shares of Common Stock), plus such additional number of shares of Common Stock issued or deemed issued for like purposes as shall be approved by the Holder; plus (ii) shares reserved, as of the date hereof, for issuance upon the exercise of outstanding Options to purchase up to 3,031,495 shares of Common Stock presently held by certain management employees of the Company. Such Reserved Employee Shares shall be issued, at any time, and from time to time, under such arrangements, contracts or plans as are recommended by the Company's management and approved by the Board.

              (v) "Rights to Acquire Common Stock" (or "Rights") shall mean all rights issued by the Company to acquire Common Stock whether by exercise of a warrant, option or similar call, or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

              (vi) "Fair Market Value" of any property shall mean the fair market value thereof as determined in good faith by the Board of Directors of the Company (the "Board"); provided, however, that the value of any
                                   --------  -------
     securities will be determined as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                           (A) If traded on a securities exchange or through the
               Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                           (B) If actively traded over-the-counter, the value
               shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                           (C) If there is no active public market, the value
               shall be the fair market value thereof, as mutually determined by the Board and the Holder.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board and the Holder.

         (b) No Adjustment of Warrant Price. The number of Shares purchasable upon the exercise of the Warrant shall not be adjusted, by adjustment in the Warrant Price thereof, unless the Fair Market Value of the consideration per share (determined pursuant to Section 4(e) below) received by the Company for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the greater of 95% of the Fair Market Value per share of the Common Stock or the applicable Warrant Price in effect on the date of, and immediately prior to, the issue of such additional shares, or if prior to such issuance, the Company receives written notice from the Holder, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

         (c) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time while this Warrant remains outstanding and unexpired shall issue any Options or Convertible Securities or Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights to Acquire Common Stock or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the Fair Market Value of the consideration per share (determined pursuant to Section 4(e) hereof) received by the Company for such Additional Shares of Common Stock would be less than the greater of 95% of the Fair Market Value per share of Common Stock or the applicable Warrant Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case:

                    (i) No further adjustment in the Warrant Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options, Rights or conversion or exchange of such Convertible Securities;

                    (ii) Upon the expiration or termination of any unexercised Option, Right or Convertible Security, the Warrant Price shall be adjusted immediately to reflect the applicable Warrant Price which would have been in effect had such Option, Right or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

                    (iii) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Warrant Price then in effect shall forthwith be readjusted to such Warrant Price as would have been obtained had the Warrant Price adjustment that was originally made upon the issuance of such Option, Right or Convertible Security, which were not exercised or converted prior to such change, been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

         (d) Adjustment of Warrant Price upon Issuance of Additional Shares of Common Stock. If the Company shall at any time while this Warrant is outstanding and unexpired issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c), but excluding shares issued as a dividend or distribution as provided in Section 4(g) or upon a stock split or combination as provided in Section 4(f)), without consideration, or for a consideration per share less than the greater of 95% of the Fair Market Value per share of Common Stock or the applicable Warrant Price in effect on the date of and immediately prior to such issue, or without the requisite notice contemplated by Section 4(b) hereof, then and in such event, such Warrant Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the greater of 95% of the Fair Market Value per share of Common Stock or such Warrant Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

     Notwithstanding the foregoing, the applicable Warrant Price shall not be reduced if the amount of such reduction would be an amount less than $.03, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.03 or more.

         (e) Determination of Consideration. For purposes of this Section 4, the Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (i)    Cash and Property.  Such consideration shall:
                      -----------------

                      (i) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

                      (ii) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue, as determined in good faith by the Board; and

                      (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

               (ii)   Options, Rights and Convertible Securities.  The
                      ------------------------------------------
     consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c), relating to Options, Rights and Convertible Securities, shall be determined by dividing

                      (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

                      (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities.

         (f) Adjustment for Stock Splits and Combinations. If at any time or from time to time while this Warrant remains outstanding and unexpired, the Company shall effect a subdivision of the outstanding Common Stock, the Warrant Price then in effect immediately before that subdivision shall be proportionately decreased. If at any time or from time to time while this Warrant remains outstanding and unexpired, the Company shall combine the outstanding shares of Common Stock, the Warrant Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date that the subdivision or combination becomes effective.

         (g) Adjustment for Certain Dividends and Distributions. In the event that, while this Warrant remains outstanding and unexpired, the Company at any time or from time to time shall make or issue a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Warrant Price shall be decreased as of the time of such issuance, by multiplying the Warrant Price by a fraction, the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

         (h) Adjustments for Other Dividends and Distributions. In the event that, while this Warrant remains outstanding and unexpired, the Company at any time, or from time to time shall make or issue, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the Holder shall receive upon the exercise of the Warrant in addition to the number of Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had the Warrant been exercised with respect to the Shares on the date of such event and had thereafter, during the period from the date of such event to and including the date on which the Warrant was exercised, retained such securities receivable by the Holder as aforesaid during such period given application to all adjustments called for during such period.

         (i) Reclassification, Consolidation or Merger. In case of any capital reorganization, reclassification or change of outstanding securities of the class issuable upon exercise of the Warrant (other than as a result of a subdivision, split, combination or stock dividend), or in case of any consolidation or merger of the Company with or into another entity, the Company, or such successor entity, as the case may be, shall execute a new Warrant, with substantially the same terms as this Warrant, or amend this Warrant, to provide that the Holder shall have the right to exercise such new Warrant or amended Warrant and procure upon such exercise in lieu of the Common Stock theretofore issuable upon exercise of this Warrant the kind and amount of shares of stock, other securities, money and/or property receivable upon such reorganization, reclassification, change, consolidation or merger by the Holder as if this Warrant had been fully exercised immediately prior to such event. Any such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this subsection (a) shall similarly apply to successive reorganizations, reclassifications, changes, consolidations and mergers.

         (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Warrant Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of the Holder, furnish or cause to be furnished to the Holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Warrant Price then in effect, and (iii) the number of Shares and the amount, if any, of other property which then would be received upon the exercise of the Warrant.

     5. Notices. Upon any adjustment of the Warrant Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within 30 days thereafter, shall give written notice thereof to the registered holder of this Warrant (the "Notice"). The Notice shall be mailed to the address of such holder as shown on the books of the Company; and shall state the Warrant Price as adjusted and the increased or decreased number of shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.

     6. Transfer and Exchange of the Warrant and Shares. When this Warrant or Shares are presented to the Company with a request:

         (a)  to register their transfer; or

         (b) to exchange such Warrant for an equal number of warrants of other authorized denominations, the Company shall register the transfer or make the exchange as requested if the following requirements are met:

         (x) the Warrant shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Company, duly executed by the Holder thereof or by his attorney-in-fact, duly authorized in writing; and

         (y) in the case of Shares, such request shall be accompanied by the following additional information and documents (all of which may be submitted by facsimile), as applicable:

              (i) if such Shares are being transferred (1) to a "qualified institutional buyer" (as defined in Rule 144A) in accordance with Rule 144A or (2) pursuant to an exemption from registration in accordance with Rule 144 (and based on an opinion of counsel if the Company so requests) or (3) pursuant to an effective registration statement under the Securities Act, a certification to that effect;

              (ii) if such Shares are being transferred pursuant to an exemption from registration in accordance with Rule 904 under the Securities Act (and based on an opinion of counsel if the Company so requests), a certification to that effect; or

              (iii) if such Shares are being transferred in reliance on another exemption from the registration requirements of the Securities Act (and based on an opinion of counsel if the Company so requests), a certification to that effect.

     7. Representations and Warranties. The Company represents and warrants to the Holder as follows:

         (a) Organization and Powers. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and (ii) has all the requisite power and authority to carry on its business and to execute, deliver and perform its obligations under this Warrant.

         (b) Authorization; No Conflict. The offer and sale of the Warrant and the Common Stock underlying the Warrant, and the execution, delivery and performance by the Company of the Warrant have been duly authorized by all necessary corporate action of the Company and do not and will not (i) contravene the Company's articles of incorporation or bylaws; (ii) result in a breach or default under any material instrument, contract or other agreement to which the Company is a party; or (iii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company.

         (c) Binding Obligations. The Warrant constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting rights of creditors and other obligees generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding of equity or at law.

         (d) Shares Duly Issued, Fully Paid and Non-Assessable. The Shares, when issued upon the exercise of this Warrant pursuant to the terms hereof, shall be duly issued, fully paid and non-assessable.

         (e) No Registration. The offer and sale to the Holder of the Warrant and the issuance to the Holder of underlying Shares of Common Stock upon exercise of the Warrant are exempt from the registration and prospectus delivery requirements of the Securities Act.

     8. Registration Rights. The Holder shall have such registration rights with respect to the Shares as specified in that certain Registration Rights Agreement dated as of date hereof.

     9. Press Releases. The Holder shall consent to the form and content of all press releases or public announcements that shall be made concerning this Warrant and the transactions contemplated hereby, and the Company shall not make any press release or public announcement without the Holder's prior written consent, which consent shall not be unreasonably withheld.

     10. Miscellaneous.

         (a) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the holder or holders hereof and of the Common Stock issued or issuable upon the exercise hereof.

         (b) No Holder, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Warrant be construed (i) to confer upon the Holder, as such, any rights of a stockholder of the Company, or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise, or (ii) as imposing any obligation on the Holder to purchase any securities or any liability as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or its creditors.

         (c) Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

         (d) The Company will not, by amendment of its certificate of incorporation or bylaws or through any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all actions as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

         (e) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or distribution, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrants, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like date and tenor.

         (f) Any provision of this Warrant may be amended, waived or modified upon the written consent of the Company and the Holder.

         (g) The Company hereby agrees that at all times there shall be reserved for issuance and/or deliver upon exercise of this Warrant, free from preemptive rights, such number of authorized but unissued shares of Common Stock as from time to time shall be required for issuance or delivery upon exercise of this Warrant. The Company further agrees that it will promptly to take all action as may from time to time be required in order to permit the holder hereof to exercise this Warrant and the Company duly and effectively to issue shares of Common Stock hereunder.

         (h) This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

               [Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

Dated: April 28, 2000


                                       CAIS INTERNET, INC.



                                        -----------------------------------
                                        Gary H. Rabin
                                        Executive Vice President

                                   EXHIBIT A
                                   ---------
                              NOTICE OF EXERCISE


TO: CAIS Internet, Inc.

     1. The undersigned hereby elects to purchase _______________ shares of the Common Stock of CAIS Internet, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

     2. The undersigned hereby elects to exercise the purchase right with respect to ___________ shares of such Common Stock through Cashless Exercise, as set forth in Section 3 of the attached Warrant.

     3. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other names as is specified below:

          __________________________________________
          (Name)

          __________________________________________

          __________________________________________
          (Address)

                                    Signature of Holder:

                                    By:___________________________

                                    Title:________________________

                                    Date: ________________________